Exhibit 10.5
Private & confidential
Dated: 22nd October, 2007
EFG EUROBANK ERGASIAS S.A.
- and -
GRAND ESMERALDA INC. and
GRAND FORTUNESHIP INC.

LOAN AGREEMENT
for a secured floating interest rate
loan facility of up to US$32,000,000

THEO V. SIOUFAS LAW OFFICES
13, Defteras Merarchias
185 35 Piraeus
Greece
(J18-181891/C)

SCHEDULE

1.	FORM OF DRAWDOWN NOTICE

THIS AGREEMENT is dated 22nd day of October, 2007 made BETWEEN:
(1)	EFG EUROBANK ERGASIAS S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli and Flessa Street, GR 185 38 Piraeus, Greece, as lender (hereinafter called the “Bank”, which expression shall include its successors and assignees); and
(2)	(a)	GRAND ESMERALDA INC., a company incorporated in the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia, as borrower (hereinafter called the “Esmeralda Borrower”, which expression shall include its successors); and
(b)	GRAND FORTUNESHIP INC., a company incorporated in the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia, as borrower (hereinafter called the “Fortuneship Borrower”, which expression shall include its successors, and together with the Esmeralda Borrower hereinafter called the “Borrowers” and singly a “Borrower”)
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers on a joint and several basis a loan of up to Thirty two million Dollars ($32,000,000) by way of one (1) advance, to be used for the purpose of:
(a)	financing part of the acquisition cost of the Fortune Vessel; and

(b)	re-financing the existing loan indebtedness of the Esmeralda Borrower to the Bank and covering working capital requirements of the Esmeralda Vessel.
1.2	Definitions: In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties or, as the case may be, in this Clause and:

“Accounts Pledge Agreement” means an agreement to be made between the Borrowers and the Bank for the creation of a pledge in favour of the Bank over the Earnings Accounts, the Retention Account and the Reserve Account, in form satisfactory to the Bank;

“Advance” means each borrowing of a proportion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing;

“Approved Manager” means for the time being Newfront Shipping S.A., a corporation organised and existing under the laws of the Republic of Panama and having its registered office in Panama City, Panama and a branch office established in Greece (at 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrowers, with the written consent of the Bank (such consent not to be unreasonably withheld), as the Approved Manager of the Vessels, and includes its successors in title;

“Approved Manager’s Undertaking” means a letter of undertaking and subordination to be executed by the Approved Manager whereby the Approved

Manager shall (inter alia) subordinate any and all claims and/or rights it may have against the Borrowers and/or the Vessels to the claims and rights of the Bank hereunder and the Security Documents;

“Availability Period” means the period starting on the date hereof and ending on the 30th day of October, 2007 or such later date as the Bank may, in its absolute discretion, agree in writing or on such earlier date (if any), (i) on which the whole Commitment has been advanced by the Bank to the Borrowers, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 9.2 or 12.1, 12.2 or any other Clause of this Agreement;

“Bank” means the Bank as specified in the beginning of this Agreement and includes its successors in title and transferees;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Monaco, Piraeus and Athens and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts (vii) obligations under any derivative instrument and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

“Borrower” means the Esmeralda Borrower and the Fortuneship Borrower as specified in the beginning of this Agreement;

“Break Costs” means all costs, losses, premiums or penalties incurred by the Bank in the circumstances contemplated by Clause 10.1, or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 4 or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, and any liabilities, expenses or losses incurred by the Bank in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by the Bank to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement;

“Charterparty” in relation to a Vessel means any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of such Vessel whether now existing or hereinafter entered into by the Owner thereof or any person, firm or company on its behalf for a period for more than nine (9) months with a charterer, at a daily rate and on terms and conditions acceptable to the Bank (and shall include any addenda thereto), and includes the Esmeralda Charterparty and the Fortune Charterparty;

“Charterparty Assignment” the assignment of each of the Esmeralda Charterparty and the Fortune Charterparty and, after the termination of either of them, of any new

Charterparty, in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented (together, the “Charterparties’ Assignments”);

“Commitment” means the amount which the Bank has agreed to lend to the Borrowers under Clause 2.1 as reduced pursuant to any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 2 signed by (i) the chief financial officer of the Group or, if the CFO is not available a director of the Corporate Guarantor and (ii) a director of each of the Borrowers;

“Compulsory Acquisition” in relation to either Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of such Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” means a Confirmation exchanged, or deemed exchanged, between the Bank and the Borrowers as contemplated by the Master Agreement;

“Corporate Guarantor” means Grandunion Inc., a company organised and existing under the laws of the Republic of Marshall Islands and having its registered office a company incorporated in Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Corporate Guarantee” means the guarantee given or, as the context may require, to be given by the Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Bank;

“Credit Support Provider” means any person (other than the Borrowers) described as such in the Master Agreement;

“Debt Service” in relation to any relevant period means an amount (as conclusively certified by the Bank) which is equal to the aggregate payments of principal and interest which the Borrowers will be obliged to pay to the Bank pursuant to this Agreement and the other Security Documents during such Period;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

“Delivery” means the delivery of the Fortune Vessel by the Seller to, and the acceptance of the Vessel by, the Owner thereof pursuant to the MOA;

“Delivery Date” means the date upon which Delivery occurs;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollar” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown Date” means the day, being a Banking Day, on which the Commitment is or, as the context may require, shall be advanced to the Borrowers;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1;

“Early Termination Date” has the meaning given to that expression in section 14 of the Master Agreement;

“Earnings” in relation to each Vessel means all moneys whatsoever due or to become due to the Owner thereof at any time during the Security Period arising out of the use or operation of such Vessel including (but without prejudice to the generality of the foregoing) all freight, hire and passage moneys, compensation payable to the Owner thereof in event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Vessel and any other earnings whatsoever due or to become due to the Owner thereofin respect of such Vessel and all sums recoverable under the Insurances in respect of loss of Earnings, provided that if and so long as such Vessel may be used for the purpose of any pooling arrangement or joint venture between the Owner thereof and any other person or persons (the terms of which pooling arrangement or joint venture shall be subject to the prior written approval of the Bank), the term “Earnings” shall be construed for the period during which the relevant Vessel is used for such purpose as meaning that proportion of the net revenue from the relevant pooling or joint venture agreement or agreements as it attributed to such Vessel;

“Earnings Account” in relation to each Vessel means the interest bearing Dollar account of the Owner thereof opened or (as the context may require) to be opened by such Owner with the Bank or with any other branch of the Bank, as may be required by and at the discretion of the Bank, which (inter alia) all Earnings of such Vessel are to be paid in accordance with Clauses 8.7(f) and 11.5 and includes any other account designated in writing by the Bank to be the Earnings Account in relation to such Vessel for the purposes of this Agreement (together, the “Earnings Accounts”);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of either of the Borrowers or any other Relevant Party or any person having a contractual relationship with either of the Borrowers or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo thereon and/or the provision of goods and/ or services on or from the Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant

Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all material enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating-to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of Material of Environmental Concern from any Relevant Ship;

“Environmental Incident” means (i) any release of Material of Environmental Concern from either Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between either Vessel and such other vessel or some other incident of navigation or operation, in either case, either Vessel, the Owner thereof or the Approved Manager are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and where either Vessel is actually or potentially liable to be arrested as a result and/or where the Owner or the Approved Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America) applicable to the Vessels pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

“Esmeralda Charterparty” means the time-charter in the NYPE Form, dated 15th December, 2005 entered into between the Esmeralda Borrower, as owner and Messrs. Amato di Navigazione S.p.A., of Naples, Italy, as charterer, as amended by an addendum No.1 dated 8th February, 2007, providing for the employment of Esmeralda Vessel for a further period of 12 to 14 months at a daily hire of $24,500 including overtime (and shall include any addenda thereto);

“Event of Default” means any events or circumstances set out in Clause 9 or described as such in any other of the Security Documents;

“Excess Earnings Calculation Period” means each successive annual period during the Security Period, the first commencing with the financial year terminating on 31st December, 2007 up to the date when the Outstanding Indebtedness has been repaid in full to the Bank;

“Excess Earnings” means, in relation to any Excess Earnings Calculation Period, the amount (as conclusively calculated by the Bank) which is equal to the Total Income minus (a) the Repayment Instalments due pursuant to clause 4.1 and interest on the Loan payable pursuant to Clause 3 during such Excess Earnings Calculation Period, and (b) the Operating Expenses paid during such Excess Earnings Calculation Period;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues, towage, pilot costs and harbour dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrowers in accordance with the terms of any of the Security Documents;

(b)	the expenses referred to in Clause 10.2; and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Bank from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank);
“Final Maturity Date” means the date falling seventy eight (78) months from the Drawdown Date;

“Flag State” in relation to each Vessel means Republic of Liberia or such other state or territory proposed in writing by the Borrowers to the Bank and approved (at its sole discretion) by the Bank, as being the “Flag State” of such Vessel for the purposes of the Security Documents;

“Fortune Charterparty” means the time-charter in the NYPE Form, dated 13th March, 2007 entered into between Meldrew Marine Ltd., of Liberia (the “Original Owner”), as owner and Messrs. Cosco Bulk Carrier, of Tianjin, P.R.C., as charterer, as amended by an addendum thereto, whereby the Original Owner was substituted by the Fortuneship Borrower, as owner under such Charterparty, providing for the employment of the Fortune Vessel for a period of minimum 24 months to about 28 months at a daily hire of $16,350 including overtime (and shall include any addenda thereto);

“General Assignment” in relation to each Vessel means the first priority deed of general assignment of the Earnings, Insurances and any Requisition Compensation of such Vessel collateral to the relevant Mortgage executed or (as the context may require) to be executed by the Owner thereof in favour of the Bank, in form satisfactory to the Bank (together, the “General Assignments”);

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrowers, the Corporate Guarantor and their Subsidiares and any other company whose ships are managed by the Approved Manager;

“Hedging Transaction” means a Transaction entered into between the Bank and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk pursuant to this Agreement;

“IAS” means International Accounting Principles consistently applied;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“Insurances” in relation to each Vessel means all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner thereof (whether in the sole name of such Owner, or in the joint names of such Owner and the Bank or otherwise) in respect of such Vessel and her Earnings or otherwise howsoever in connection with such Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which is longer than six (6) months each day falling at six (6) months intervals during such longer Interest Period and the last day of such longer Interest Period;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3; “International Accounting Principles” means generally accepted international accounting principles, standards and practices;

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) and A. 913 (22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” in relation to each Vessel means an International Ship Security Certificate issued in respect of such Vessel pursuant to the ISPS Code;

“LIBOR” means in relation to any amount and for any period:
(a)	the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuters Screen LIBOR01 at or about 11 a.m. London time on the Quotation Date (or, if the Bank shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Bank may determine) (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); and

(b)	if on such date no such rate is so displayed, LIBOR for such period shall be the rate determined by the Bank in accordance with its usual practices to obtain similar deposit(s) in Dollars on the basis of the rates quoted by the

Bank as the Bank’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;
“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Bank under this Agreement at any relevant time;

“Major Casualty Amount” means three hundred thousand Dollars ($300,000) (or the equivalent in any other currency);

“Management Agreement” in relation to each Vessel means each agreement made or to be made between the Owner thereof and any Approved Manager providing (inter alia) for the Approved Manager to manage such Vessel owned by such Owner (together, the “Management Agreements”);

“Margin” means one point ten per centum (1.10%) per annum; “Market Value” in relation to each Vessel means the market value of such Vessel as determined in accordance with Clause 8.4(b) and (d);

“Master Agreement” means the Master Agreement (on the 1992 ISDA (Multicurrency — Crossborder) form as modified (or any other form of master agreement relating to interest or currency exchange transactions)) made or to be made between the Bank and the Borrowers, and includes the Schedule thereto and all transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrowers to the Bank under the Master Agreement;

“Master Agreement Security Deed” means, in relation to the Master Agreement, the security deed executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in relation to certain of the rights of the Borrowers under the Master Agreement in form and substance satisfactory to the Bank;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“MOA” means in relation to the Fortune Vessel, the Memorandum of Agreement dated 26th April, 2007, entered into between the Seller, as seller, and the Fortuneship Borrower, as buyer, in respect of the sale by such seller and the purchase by the Fortuneship Borrower of the Fortune Vessel and any and all addenda thereto;

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” in relation to each Vessel means the first preferred Liberian ship mortgage on such Vessel to be executed by the Owner thereof in favour of the Bank in form satisfactory to the Bank (together, the “Mortgages”);

“Mortgagees’ Insurances” means all polices and contracts of mortgagees’ interest insurance (“MII”), mortgagees’ additional perils (oil pollution) insurance (“MAPI”) and any other insurance from time to time taken out by the Bank, as mortgagee, in relation to the Vessels;

“Mortgaged Vessel” means, at any relevant time, either Vessel which is at such time subject to a Mortgage and/or the Earnings, the Insurances and Requisition Compensation (each as defined in the relevant Mortgage or, as the case may be, General Assignment) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Vessel shall for the purposes of this Agreement be deemed to be a Mortgaged Vessel as from whichever shall be the earlier of (a) the Drawdown Date of the relevant Advance for that Vessel and (b) the date that the Mortgage of that Vessel shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Borrowers pursuant to Clause 4.3 following the sale or Total Loss of such Vessel and (ii) the date on which all monies owing under the Security Documents have been repaid in full;

“Operator” in relation to each Vessel means any person who is from time to time during the Security Period concerned in the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Operating Expenses” in relation to each Vessel means the expenses for crewing, victualling, insuring, maintenance (including drydocking and special survey cost and expenses), spares, management and operation of such Vessel which are reasonably incurred for a vessel of the size and type of such Vessel;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, (c) the Master Agreement Liabilities and all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Bank pursuant to the Security Documents, whether actually or contingently (d) any damages payable as a result of any breach by the Borrowers of any of the Security Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owners” means the Borrowers;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Lien” means any lien on the Vessels (or either of them) for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty Amount;

“Receiving Bank” means Deutsche Bank Trust Co. Americas (ex. Bankers Trust Company, New York), SWIFT address BKTRUS33, or such other bank in New York as the Bank may notify to the Borrowers;

“Registry” in relation to each Vessel means any registrar, commissioner or representative of the Flag State of such Vessel who is duly authorised and empowered to register such Vessel, the Owner’s title to such Vessel and the Mortgage under the laws of such Flag State through such Registry;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrowers, the Approved Manager and the Corporate Guarantor and their Subsidiaries;

“Relevant Ship” means each Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Date” means each of the up to thirteen (13) consecutive repayment dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrowers to the Bank;

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrowers to the Bank on a Repayment Date pursuant to Clause 4.1;

“Requisition Compensation” in relation to each Vessel means all sums of money or other compensation from time to time payable by reason of requisition of such Vessel otherwise than by requisition for hire;

“Reserve Account” means an account opened or, as the case may be, to be opened in the name of the Borrowers with the Bank into which the Excess Earnings shall be deposited in accordance with Clause 8.9);

“Retention Account” means the interest bearing Dollar account of the Borrowers with the Bank or any other branch of the Bank as the Bank may at its discretion require and designated “Grand Esmeralda Inc. — Grand Fortuneship Inc. — Retention Account” and includes any other account designated by the Bank to be a Retention Account for the purposes of this Agreement;

“Security Documents” means this Agreement, the Master Agreement and any Credit Support Document, the Accounts Pledge Agreement, the Mortgages, the Corporate Guarantee, the General Assignments, the Charterparty Assignments, the Approved Manager’s Undertaking, the Master Agreement Security Deed and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means each of the Borrowers, the Corporate Guarantor, the Approved Manager and any other person (other than the Bank) who may at any time be a party to any of the Security Documents;

“Security Period” the period commencing on the date hereof and terminating on the date upon which the Outstanding Indebtedness has been repaid in full to the Bank;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive binding on the Borrowers) which is at any relevant time one hundred twenty five percent (125%) of the aggregate amount of the Loan and the Swap Exposure;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of:
(a)	the aggregate Market Value of the Mortgaged Vessels as most recently determined in accordance with Clause 8.4(b) and (d); and

(b)	the market value of any additional security for the time being actually provided to the Bank pursuant to Clause 8.4(b) and (d);
“Seller” means Meldrew Marine Limited, of Liberia;

“SMC” in relation to each Vessel means a safety management certificate issued in respect of such Vessel in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Exposure” means, as at any relevant date, the amount certified by the Bank to the Borrowers to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Bank under (and calculated in accordance with) Section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrowers and the Bank;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and “Taxation” shall be construed accordingly;

“Total Income” in relation to a Excess Earnings Calculation Period means the total income of the Vessels for such Excess Earnings Calculation Period less brokerage fees and commissions and withholding taxes (if any);

“Total Loss” in relation to a Vessel means:
(a)	actual, constructive, compromised or arranged total loss of such Vessel; or

(b)	the Compulsory Acquisition of such Vessel; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel (other than where the same amounts to the Compulsory Acquisition of such Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty days after the occurrence thereof;

“Transaction” means a transaction entered into between the Bank and the Borrowers governed by the Master Agreement; and

“Vessels” means:
(a)	the m/v “GRAND ESMERALDA” of approximately 36,725 gt and 23,310 nt, built in 1990 in Japan by TSU Works NKK in 1990, lawfully registered under the laws and flag of the Republic of Liberia in the Ships’ Register of the Port of Monrovia in the ownership of the Esmeralda Borrower and having Official No. 12671, IMO No. 8920062, Call Sign A8GX9 and propelled by one oil internal combustion engine of 17,800 HP together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (the “Esmeralda Vessel”); and

(b)	the m/v “FORTUNE QUEEN” of approximately 22,361 gt and 12,680 nt, built in 1984 in Japan by Kawasaki H. I. Ltd, lawfully registered under the laws and flag of the Republic of Liberia in the Ships’ Register of the Port of Monrovia and having Official No. 10146, Call Sign ELRH3 and propelled by one oil internal combustion engine of 5,285 KW together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel, purchased by the Fortuneship Borrower pursuant to the MOA and which, upon Delivery to the Fortuneship Borrower, shall be re-registered under the laws and flag of the Republic of Liberia in the ownership of the Fortuneship Borrower with the new name “GRAND FORTUNE” (the “Fortune Vessel”),

(together, the “Vessels” and “Vessel” means either of them as the context may require).
1.3	Interpretation In this Agreement:
(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

(d)	where the context so admits, words in the singular include the plural and vice versa;

(e)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(f)	references to (or to any specified provisions of) this Agreement and all documents referred to in this Agreement shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(g)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(h)	reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;

(i)	reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrowers;

(j)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

(k)	references to any person include such person’s assignees and successors in title;

(l)	reference to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(m)	all obligations imposed on, or assumed by each of the Borrowers and the Corporate Guarantor are joint and several even if not so expressed; and

(n)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.
2.	THE LOAN

2.1	Commitment to Lend The Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrowers, as joint and several Borrowers, by one (1) Advance and upon and subject to the terms of this Agreement, the principal sum of Thirty two million Dollars ($32,000,000).

2.2	Drawdown Notice and Commitment to Borrow Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Bank and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3	Number and Purpose of Advances Agreed The Commitment shall be advanced to the Borrowers in one (1) Advance and shall be used for the purpose of set forth in Clause 1.1.

2.4	Disbursement Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in such Drawdown Notice, make the Commitment available to the Borrowers.

2.5	Application of Proceeds Without prejudice to the Borrowers’ obligations under Clause 8.7(a), the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.6	Termination Date of the Commitment Any part of the Commitment undrawn and uncancelled at the end of the Availability Period relative thereto shall thereupon be automatically cancelled.

2.7	Evidence It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall be conclusive binding and full evidence on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement and/or the Master Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement and/or the Master Agreement, the Interest Period, the value of additional securities under Clause 8.4(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default. Nevertheless, enforcement procedures or any other Court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statements or certificates of the Bank.

2.8	No security or lien from other person None of the Borrowers has taken or received, and each of the Borrowers undertake that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.9	Joint and Several Liability of the Borrowers
(a)	The liability of each of the Borrowers hereunder shall in all cases, whether so expressed to be or not, be joint and several and each representation and warranty and each covenant and agreement made or given by the Borrowers is made or given by them all jointly and severally.

(b)	The Bank may at its discretion accept orders, instructions, notices or advices from any of the Borrowers hereunder (which Borrower will be deemed to act on behalf of all the Borrowers and express authority is given to it by this Clause to act on this way) and shall ignore any subsequent conflicting instructions, notices or advices from any of the other Borrowers (unless they may be deemed at the discretion of the Bank as proper revocation or amendments of earlier instructions) and may reach any agreement in connection with this Agreement or any of the other Security Documents with any of the Borrowers which shall be binding on all the Borrowers.

(c)	None of the Borrowers shall be exonerated and its liability hereunder shall not be lessened or impaired by any time, indulgence or relief being given by the Bank to any other Borrower or any other person or by any person to the Borrowers, by any amendment of or supplement to this Agreement or any of the other Security Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against any of the Borrowers or any other person or by anything done or omitted which but for this provision might operate to exonerate such Borrower (or might be interpreted as such).

(d)	The obligations of any of the Borrowers hereunder shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to any other Borrower or any other person, whether or not known to the Bank, by any invalidity in or irregularity or unenforceability of the obligations of any other Borrower or any other person under this Agreement or any of the other Security Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of any other Borrower, the Bank or any other person.

(e)	Each of the Borrowers hereby waive all rights such Borrower may have of first requiring the Bank to proceed against or enforce any right or security of, or claim payment from any other Borrower or any other person.
2.10	Non competition of the Borrowers with the Bank
(a)	Until all moneys, obligations and liabilities due, owing or incurred by the Borrowers to the Bank under this Agreement and the other Security Documents have been paid or discharged in full, each Borrower agrees not to exercise or enforce any rights of subrogation or indemnity or any other right which otherwise it has against any other Borrower and agrees not to claim any set-off or counterclaim against any other Borrower or to claim or prove in competition with the Bank in the event of bankruptcy, insolvency or liquidation of any other Borrower or have any benefit of or any share in any guarantee or security now or hereafter held by the Bank.

(f)	None of the Borrowers has taken or received, and each Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other Borrower in respect of borrowing as co-borrower jointly and severally liable or for any liability whatsoever.
2.11	Interest to co-borrow The Borrowers have an interest in borrowing jointly and severally in that they are companies which belong to the same group of companies and have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST — SWAP TRANSACTIONS

3.1	Normal Interest Rate The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date and in case of any Interest Period longer than six (6) months, interest shall be payable semi-annually in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period.

3.2	Selection of Interest Period The Borrowers may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of one (1), three (3) or six (6) months (or such other period as may be requested by the Borrowers and as the Bank, in its sole discretion, may agree to).

3.3	Duration of Interest Period Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrowers pursuant to Clause 3.2 but so that:

(a)	the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrowers provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and

(d)	if the Bank determines that funds for the duration of an Interest Period specified by the Borrowers in accordance with Clause 3.2 are not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrowers, may determine.
3.4	Default Interest If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%), per annum, (ii) the Margin and (iii) costs of funds to the Bank as conclusively determined by the Bank save for manifest error. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.2(b) of the Agreement. Interest payable by the Borrowers as aforesaid shall be compounded semi-annually (or if the period fixed by the Bank is longer, at the end of such longer period) and shall be payable on demand.

3.5	Notification of Interest and Interest Rate The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. However, omission of the Bank to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Bank except in case of willful misconduct.

3.6	Market disruption — Non Availability
(a)	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive) (i) that adequate and fair means do not exist for ascertaining LIBOR in respect of Dollars during said Interest Period or (ii) that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or (iii) that by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to advance the Commitment (or any part thereof) or fund or continue to fund the Loan during any Interest Period or (iv) that LIBOR for that Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

(b)	During the period of ten (10) days after any Determination Notice has been given by the Bank under Clause 3.6(a) the Bank and the Borrowers shall negotiate in good faith (but without incurring any legal obligations) with a view to arriving to an acceptable alternative basis (the “Substitute Basis”), for maintaining the Loan, failing which the Borrowers shall promptly, on first demand or within the time limit which may be determined by the Bank, prepay the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrowers under the Security Documents and the Commitment shall be reduced to zero. In such case the Borrowers shall also reimburse to the Bank such amount as may be determined by the Bank to be necessary to compensate it for the increased cost (if any) of maintaining the Loan during the period of negotiation referred to in this Clause 3.6 until such prepayment. In case the Bank agrees to a Substitute Basis for funding the Loan the Bank shall certify such Substitute Basis to the Borrowers. The Substitute Basis may (without limitation) include alternative interest period(s), alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6(a) continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.
3.7	Swap Transactions
(a)	If, at any time during the Security Period, the Borrowers wish to enter into swap Transactions so as to (inter alia) hedge all or any part of its exposure under this Agreement to interest rate fluctuations, they shall advise the Bank in writing.

(b)	Any such swap transaction shall be concluded with the Bank under the Master Agreement provided, however, that no such swap transaction shall be concluded unless the Bank first agrees to it in writing. If and when any such swap transaction has been concluded, it shall constitute a Transaction, and the Borrowers shall sign a Confirmation with the Bank.

4.	REPAYMENT — PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan by:
(a)	thirteen (13) consecutive semi-annual repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates so that the first be repaid within six (6) months from the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling six (6) months after the immediately proceeding Repayment Date with the last (the 13th) of such Repayment Instalments falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each such Repayment Instalment shall be as follows:
(i)	1st to 2nd (both incl.) of such Repayment Instalments, $4,000,000 (Four million Dollars) each;

(ii)	3rd to 4th (both incl.) of such Repayment Instalments, $3,800,000 (Three million eight hundred thousand Dollars) each;

(iii)	5th to 6th (both incl.) of such Repayment Instalments, $2,500,000 (Two million five hundred thousand Dollars) each; and

(iv)	7th to 13th (both incl.) of such Repayment Instalments, $1,125,000 (One million one hundred twenty five thousand Dollars) each; and
(b)	a balloon payment of Three million five hundred and twenty five thousand Dollars ($3,525,000) (such balloon payment, the “Balloon Instalment”), which shall be repayable together with the last (the 13th) Repayment Instalment on the Final Maturity Date;
provided, always, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date (c) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments shall be proportionally reduced and (d) on the Final Maturity Date the Borrowers shall also pay to the Bank any and all other monies then payable and outstanding under this Agreement and the other Security Documents.

4.2	Voluntary Prepayment

Prepayment The Borrowers shall have the right, upon giving the Bank not less than ten (10) Banking Days’ notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:
(a)	the giving of such notice by the Borrowers will irrevocably commit the Borrowers to prepay such amount as stated in such notice;

(b)	such prepayment may take place only on the last day of an Interest Period in respect of the Loan provided, however, that if the Borrowers shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrowers will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each such prepayment shall be equal to $500,000 (Five hundred thousand Dollars) or a whole multiple thereof or the balance of the Loan, provided however, that if the balance of the Loan after such prepayment is to be less than $500,000 then the Borrowers shall be obliged to repay the Loan in full;

(d)	any prepayment of less than the whole of the Loan will be applied towards payment of the outstanding Repayment Instalments in inverse order of their due dates of payment;

(e)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Bank, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
Prepayment indemnity If the Borrowers shall, subject always to Clause 4.2(a), make a prepayment on a Banking Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Bank any amount which the Bank may certify is necessary to compensate the Bank for any Break Costs incurred by the Bank as a result of the making of the prepayment in question.
4.3	Compulsory Prepayment in case of Total Loss or sale of a Mortgaged Vessel
(a)	On either Mortgaged Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss on or after the Drawdown Date, the obligation of the Bank to advance the Commitment or any part thereof shall immediately cease and the Commitment shall be reduced to zero. The Borrowers shall prepay the Required Amount without penalty, premium or prepayment fee, the latest on the date one hundred and eighty (180) days after that on which the incident which may result in such Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrowers (or the Bank pursuant to the Security Documents).

For the purpose of this Agreement a Total Loss shall be deemed to have occurred:
(i)	in the case of an actual total loss of a Vessel, at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported;

(ii)	in the case of a constructive total loss of a Vessel, at the date and time notice of abandonment of such Vessel is given to the insurers of such Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner of such Vessel to the insurers of such Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Bank, in such Vessel being subsequently determined to be a Total Loss;

(iii)	in the case of a compromised or arranged total loss shall be deemed to have occurred on the date on which occurred the incident which may result, in the reasonable opinion of the Bank, in the relevant Vessel being subsequently determined to be a Total Loss;

(iv)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(v)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than where the same amounts to Compulsory Acquisition of a Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Owner thereof of the use of such Vessel for more than thirty days, upon the expiry of the period of thirty days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
(b)	Immediately upon the sale of either Vessel to a third party on terms of a sale at arms length terms with the prior written consent of the Bank the Borrowers shall prepay to the Bank the Required Amount without penalty, premium or prepayment fee.

and for the purpose of this Clause 4.3 “Required Amount” in relation to either Mortgaged Vessel, means such part of the Loan as the Bank may, in its absolute discretion, consider appropriate to reduce the Loan and provided, further, that if the relevant Vessel so lost or sold or otherwise disposed of is the last Mortgaged Vessel, then the full amount of the insurance or, as the case may be, the sale proceeds shall apply against full repayment of the Outstanding Indebtedness and additionally the Borrowers shall pay to the Bank the balance (if any) of the Outstanding Indebtedness.

(c)	Any amount prepaid in accordance with Clauses 4.3(a) and 4.3(b) which is less than the whole of the Loan will be applied by the Bank in or towards reduction of the Repayment Instalments and/or the Balloon Instalment in such manner as the Bank may in its sole discretion deem appropriate.
4.4	Amounts payable on prepayment Any prepayment of all or part of the Loan under this Agreement shall be made together with:

accrued interest on the Loan to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6(b) at a rate equal to the aggregate of (i) the Margin and (ii) the cost to the Bank of funding the Loan);
(a)	in case the Borrowers requests the prepayment of the full amount of the Loan and at the relevant time there are any Transaction(s) outstanding under the Master Agreement, the Borrowers shall pay in addition to the above any and all amounts then outstanding under such Transactions; and

(b)	any additional amount payable under Clause 5.3; and

(c)	all others sums due and payable by the Borrowers to the Bank under this Agreement, the Master Agreement and any of the other Security Documents including, without limitation, any accrued commitment commission payable under this Agreement and any amounts payable under Clause 10.
4.5	Master Agreement, Repayments and Prepayments
(a)	Pursuant to a Master Agreement, the Bank and the Borrowers have entered, and/or may during the Security Period enter, into one or more Transactions (pursuant to Clause 3.7), the terms and conditions of each of which shall be specified in a Confirmation sent by the Bank to the Borrowers.

(b)	Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, upon a Total Loss or sale in accordance with clause 4.3), then subject to Clause 4.5(c) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrowers’ continuing obligations under any Transaction and/or the Master Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

(c)	If less than the full amount of the Loan remains outstanding following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

(d)	The Borrowers shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this Clause 4.5.

(e)	Notwithstanding any provision of the Master Agreement to the contrary, if for any reason, a Transaction has been entered into but no Advance is drawn down under this Agreement then, subject to clause 4.5(f) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

(f)	If a Transaction has been entered into but no Advance is drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Agreement and/or otherwise.

(g)	Without prejudice to or limitation of the obligations of the Borrowers under clause 4.5(c), in the event that the Bank exercises any of its rights under clauses 4.5 (b), 4.5(c), 4.5(e) or 4.5(f) and such exercise results in all or part of a Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

(h)	No Transaction will be entered into without the specific consent of the Borrowers.
5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments — No set-off or Counterclaims
(a)	The Borrowers jointly and severally acknowledge that, in performing its obligations under this Agreement the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Athens and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank for the account of the Bank “GRAND ESMERALDA INC. — Loan Agreement”, provided, however, that the Bank shall have the right to change the place of account for payment, upon eight (8) Banking Days’ prior written notice to the Borrowers.
(b)	If at any time it shall become unlawful or impracticable for the Borrowers (or either of them) to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Bank under this Agreement or the other Security Documents.
5.2	Payments on Banking Days All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment or payments due shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3	Grossing-up for Taxes

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrowers shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrowers shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.
(b)	For the avoidance of doubt, Clause 5.3(a) does not apply in respect of sums due from the Borrowers to the Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
5.4	Loan Account All sums advanced by the Bank to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement and the Master Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in accordance with its usual practices in the name of the Borrowers. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement and/or the Master Agreement. In case that a Mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such Mortgage.

5.5	Certificates Conclusive Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

5.6	Computation All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Borrowers hereby jointly and severally represent and warrant to the Bank that:

Continuing representations and warranties
(a)	Due Incorporation/Valid Existence each of the Borrowers and each of the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation as limited liability companies, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Security Documents;

(b)	Due Corporate Authority each of the Borrowers has power to execute, deliver and perform its obligations under the Security Documents and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents, to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers (or either of them) to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation no litigation, arbitration, tax claim or administrative proceeding involving a potential liability of the Borrowers (or either of them) or any other Security Party in excess of $300,000 or equivalent thereof in any other currency is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or either of them) or any other Security Party;

(d)	No conflict with other obligations the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which either of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which either of the Borrowers or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of either of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or either of them) or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrowers (or either of them) or any other Security Party;

(e)	Financial Condition to the knowledge of the Directors/Officers of the Borrowers, the financial condition of the Borrowers (or either of them) and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;

(f)	No Immunity neither the Borrowers (or either of them) nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company each of the Borrowers and the Corporate Guarantor is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as each of the Borrowers is aware;

(i)	Perfected Securities when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in or over the assets and revenues intended to be covered, valid and enforceable against each of the Borrowers, and the other Security Parties;

(j)	No Notarisation/Filing/Recording save for the registration of the Mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;

(k)	Validity and Binding effect the Security Documents constitute (or upon their execution — and in the case of the Mortgage upon its registration at the Registry — will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against each of the Borrowers and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created; and

(l)	Valid Choice of Law the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the Security Documents valid and binding on the Borrowers and any other Security Party which is or is to be a party thereto; and

(m)	Control each of the Borrowers is a fully owned Subsidiary of the Corporate Guarantor.

6.2	The Borrowers hereby further jointly and severally represent and warrant to the Bank that:

Initial representations and warranties
(a)	Direct obligations — Pari Passu the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)	Information all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party and the Group to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of each of the Borrowers, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with International Accounting Principles which have been consistently applied;

(c)	No Default no Default has occurred and is continuing;

(d)	No Taxes no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)	No Default under other Indebtedness to the knowledge of the Directors/Officers of each of the Borrowers and the other Security Parties, neither the Borrowers (or either of them) nor any other Security Party is in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels each Vessel on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner thereof who will on and after the Drawdown Date be the sole legal and beneficial owner of such Vessel;

(ii)	registered in the name of the Owner thereof through the Registry under the laws and flag of the Flag State relative thereto;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with highest class available with American Bureau of Shipping free of all overdue recommendations and qualifications of the classification society specified in the Mortgage;

(v)	insured in accordance with the provisions of this Agreement; and

(vi)	managed by the Approved Manager;
(g)	No Charter unless otherwise permitted in writing by the Bank, neither Vessel will on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of either Vessel may be shared with any other person, save for the use of such Vessel for the purpose of any pooling arrangement (the terms of which pooling arrangement shall be subject to the prior written approval of the Bank);

(h)	MOA Valid the copy of the MOA to be delivered to the Bank shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be) agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(i)	No Rebates there will be no commissions, rebates premiums or other payments by or to or on account of the Fortuneship Borrower, any other Security Party or, to the knowledge of the Borrowers, any other person in connection with the MOA other than as shall be disclosed to the Bank by the Borrowers in writing;

(j)	No Encumbrances neither either of Vessels, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances.

(k)	Compliance with Environmental Laws and Approvals except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:
(i)	each of the Borrowers has complied with the provisions of all Environmental Laws;

(ii)	each of the Borrowers has obtained all Environmental Approvals and is in compliance with all such Environmental Approvals; and

(iii)	neither of the Borrowers has received notice of any Environmental Claim that either of the Borrowers is not in compliance with any Environmental Law or any Environmental Approval;
(l)	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:
(i)	there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against the Borrowers (or either of them) or the Approved Manager or the Vessel (or either of them); and

(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessels (or either of them) and or any other vessel owned by, managed or crewed by or chartered to the

Borrowers (or either of them) or, as the case may be, the Approved Manager which could give rise to an Environmental Claim;
(m)	Copies true and complete the copy of each Management Agreement delivered or to be delivered to the Bank pursuant to Clause 7.1(h) are, or will when delivered be, true and complete copy of such document; such document will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(n)	DOC and SMC the Operator has obtained a DOC for itself and an SMC in respect of each of the Vessels;

(o)	ISPS Code each Owner has a valid and current ISSC in respect of its Vessel and each Vessel is in full compliance with the ISPS Code;

(p)	Validity all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents have been appropriately taken;

(g)	Shipping Company each of the Borrowers and the Approved Manager is a shipping company involved in the owning or (as the case may be) managing of ships engaged in international voyages and earning profits in free foreign currency; and
6.3	Money laundering — acting for own account Each of the Borrowers confirms that, by entering into this Agreement and the other Security Documents, is acting on its own behalf and for its own account and it is obtaining the Loan for its own account and the borrowing of the Loan and the performance and discharge of the Borrowers’ and the other Security Parties’ obligations and liabilities under this Agreement and the other Security Documents to which each Security Party is or is to be a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community) or any Relevant Jurisdiction.

6.4	Representations Correct At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers to the Bank are true and accurate;

6.5	Repetition of Representations and Warranties The representations and warranties in this Clause 6 shall be deemed to be repeated by the Borrowers on the Drawdown Date and on each Interest Payment Date throughout the Security Period.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement The Borrowers shall provide the Bank prior to the execution of this Agreement the following documents and evidence in form and substance satisfactory to the Bank:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

(c)	minutes of separate meetings of the directors and shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(d)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, the Management Agreements and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(e)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;

(f)	evidence that the arrangement fee and any commitment commission due under Clause 10.8 have been paid in full;

(g)	any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing; and

(h)	a certified true and complete copy of each Management Agreement.
7.2	Conditions precedent to the advance of the Commitment The obligation of the Bank to advance the Commitment or any part thereof and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that the Bank on or before the Drawdown Date shall have received the following documents or evidence:
(a)	each of the Security Documents (as set out in Clause 11.1) duly executed and where appropriate duly registered with the Registry; and

(b)	evidence that each Vessel (in the case of the Fortune Vessel) upon her Delivery) or prior to or simultaneously with the drawdown of the Commitment, shall be duly registered in the ownership of the Owner thereof through the Registry and under the laws and flag of the Flag State free from any Encumbrances save for Permitted Encumbrances;

(c)	evidence in form and substance satisfactory to the Bank that each Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (including Mortgagee’s Interest Insurance (“MII”) and, if the Bank so requires, a Mortgagee’s Interest Additional Perils (Pollution) Insurance (“MAPI”), each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount of, in each case of 120% of the aggregate amount of the Loan and the Swap Exposure) together with an opinion from insurance consultants (appointed by the Bank) as to the adequacy of the insurances effected or to be effected in respect of each Vessel ;

(d)	all necessary confirmations by insurers of each Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion;

(e)	evidence that each Vessel is classed with highest class available with classification society specified in the Mortgage, or to a similar standard with another classification society of like standing, member of IACS and to be specifically approved by the Bank, at its reasonable opinion, and remains free from any requirements or recommendations;

(f)	evidence that the trading certificates of each Vessel are valid and in force;

(g)	the Drawdown Notice duly executed and issued;

(h)	valuation of each Vessel, at the Borrowers’ expense, based on a valuation of such Vessel carried out under Clause 8.4(b) and (d), in form and substance satisfactory to the Bank in its sole discretion;

(i)	if the Bank so requires, a condition survey report satisfactory to the Bank prepared at Borrowers’ expense by surveyors nominated by the Bank prior to the Drawdown Date;

(j)	a copy of the MOA certified as true and complete by the legal counsel of the Borrowers;

(k)	a copy of each of the Esmeralda Charterparty and the Fortune Charterparty certified as true and complete by the legal counsel of the Borrowers;

(l)	true and complete copies of the DOC for the Operator and the SMC for each Vessel issued or, as the case may be, to be issued pursuant to the ISM Code;

(m)	true and complete copy of the ISSC issued pursuant to the ISPS Code;

(n)	evidence that any prior registration of the Fortune Vessel in the name of the Seller has been cancelled and that no Encumbrances are registered against such Vessel on such register;

(o)	evidence to the full satisfaction of the Bank, proving the Seller’s title to the Fortune Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(p)	duly certified copies of corporate documentation of the Seller — comparable at the discretion of the Bank to that provided in Clause 7.1 — proving the due incorporation and existence of the Seller and the due authorisation of the sale of the Fortune Vessel and the execution of all documents required in connection therewith;

(q)	duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Fortune Vessel as well as of all other Seller’s documents;

(r)	evidence that the ten per cent (10%) deposit in respect of the Fortune Vessel and all other sums of money (other than the Loan proceeds) required to be paid by the Fortuneship Borrower to the Seller pursuant to the MOA have been duly paid.

(s)	due authorisation in form and substance satisfactory to the Bank authorising the Bank to have access and/or obtain any copies of class records or other information at its discretion from the classification society of each Vessel specified in the relevant Mortgage, provided, however, that the Bank shall not exercise such right unless and until an Event of Default has occurred; and

(t)	evidence that the Earnings Accounts and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered to the Bank;

(u)	evidence that the Charterparty on the Drawdown Date is in full force and effect; and

(v)	evidence that each of the Borrowers has given irrevocable instructions to the relevant charterer to pay any and all moneys whatsoever payable to such Borrower under the Charterparty relative to its Vessel into the relevant Earnings Account.
7.3	No change of circumstances The obligation of the Bank to advance the Commitment or any part thereof and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:
(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Default shall have occurred and be continuing or would result from the drawdown; and

(c)	the Bank shall be satisfied that there has been no change in the ownership, management, operations and/or adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.
7.4	General Conditions The obligation of the Bank to advance the Commitment or any part thereof and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:
(a)	opinions from lawyers appointed by the Bank as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may reasonably require;

(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and

(c)	an undertaking of the Borrowers that they shall execute a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrowers and/or any other Security Party to the effect that the Commitment or the relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration by the Borrowers that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.

7.5	Waiver of conditions precedent The conditions specified in this Clause 7 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

7.6	Further conditions precedent or subsequent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of Clauses 6, 7, 8 and 9.

8.	COVENANTS

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers will:

8.1	Information Covenants
(a)	Annual financial Statements prepare or cause to be prepared (a) audited financial statements of the Borrowers and consolidated financial statements of the Group, in accordance with IAS in respect of each financial year and cause the same to be reported on by their auditors and (b) unaudited financial statements of the Borrowers and the Group in respect of each financial semester on the same basis as the annual statements and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or ninety (90) days (in the case of unaudited financial statements) (herein, the “Semester Date”) after the end of the financial period to which they relate;

(b)	Financial Information provide the Bank annually and from time to time as the Bank may reasonably request and in form and substance satisfactory to the Bank with information on the financial conditions, cash flow position, commitments and operations of each of the Borrowers, the other corporate Security Parties and the Group, including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness;

(c)	Information on adverse change or Default promptly inform the Bank of any occurrence which came to the knowledge of the Borrowers which might adversely affect the ability of the Borrowers or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(d)	Know your customer and money laundering compliance provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify each of the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
8.2	No Further Financial Exposure

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers, without the prior written consent of the Bank it will;
(a)	No further Indebtedness not incur further Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations of the relevant Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;

(b)	No Loans not make any loans or advances to, or any investments or pay any interest thereon, in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee directly or through the Approved Manager;

(c)	No Dividends upon the happening of an Event of Default which is continuing, not declare or pay any dividends or other distributions to any of its shareholders; and

(d)	No Payments except pursuant to this Agreement and the other Security Documents (or as expressly permitted by the same), not pay out any funds to any company or person except in connection with the administration of each of the Borrowers, the operation, maintenance and/or repair of the relevant Vessel; and

(e)	Master Agreement Derivatives not enter into any transaction in a derivative other than under the Master Agreement.
8.3	Maintenance of Business and legal Structure

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, each of the Borrowers will:
(a)	Maintenance of Business Structure not change the nature, organisation and conduct of its business as owner of its Vessel or carry on any business other than the business carried on by it at the date hereof;

(b)	Maintenance of Legal Structure ensure that none of the documents defining the constitution of the Borrowers (or either of them) shall be altered in any manner whatsoever without the prior written consent of the Bank (such consent not to be unreasonably withheld);

(c)	Control ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of such Borrower or any share therein or of its Vessel without the prior written consent of the Bank;

(d)	No merger enter into any form of merger or demerger or amalgamation or any form of reconstruction, reorganization or consolidation without the Bank’s prior written consent;

(e)	Subsidiaries not form or acquire any Subsidiaries; and

(f)	Share capital and distribution not purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders;
8.4	Pari passu/Value of Security

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers will:
(a)	Pari passu ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.4 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)	Valuation of the Vessels at any time during the Security Period that the Bank might consider to be (at the sole discretion of the Bank) necessary or useful and at the expense of the Borrowers, have each Vessel valued in Dollars, without, unless required by the Bank, physical inspection and on the basis of sale for prompt delivery and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer without taking into account the benefit of any Charterparty or other engagement concerning such Vessel (“the basis of valuation”), by one (1) of the following independent major shipbrokers: (i) SSY (ii) Braemar (iii) H. Clarkson & Company Limited and (iv) any other first class international shipbroker acceptable to the Bank, in its sole discretion, appointed as set out in Clause 8.4(d);

(c)	Vessel’s Value to Debt Ratio-Additional Security ensure and procure that the Security Value shall be in excess of the Security Requirement and if at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:
(i)	prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(ii)	within thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:
aa)	additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall with the Bank and in an account and manner to be determined by the Bank; and/or

bb)	any other security acceptable to the Bank to be provided in a manner determined by the Bank;
(the provisions of Clause 4.2, 4.3 and 4.4 shall apply to prepayments made under Clause 8.4(c)(i));
(d)	Valuation binding the value of each Vessel shall be determined for the purpose of Clause 8.4(c) as provided in Clause 8.4(b) and shall be notified by the Bank to the Borrowers and such valuation shall constitute the value of such Vessel for the purposes of this Clause 8.4 and shall be binding upon the parties hereto until such time as any further such valuations shall be obtained; aall costs in connection with such valuations and any valuation of any additional security provided pursuant to Clause 8.4(c) shall be borne by the Borrowers;

(e)	Valuation of additional security for the purpose of this Clause 8.4, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto provided, always, that if the additional security is in the form of a collateral vessel such collateral vessel shall be valued in accordance with the provisions of Clause 8.4(b) or if the additional security is in form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis; and

(f)	Documents and evidence in connection with any additional security provided in accordance with this Clause 8.4, the Bank shall be entitled to receive such evidence and documents as may in the Bank’s reasonable opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.
8.5	Maintenance of Assets

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers will:
(a)	No Transfer of Assets not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank; and

(b)	No Encumbrance of Assets not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered (other than Permitted Encumbrances) without the prior written consent of the Bank; and
8.6	Covenants Concerning the Vessels

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, each of the Borrowers will:
(a)	Ownership/Management/Control ensure that its Vessel is registered on the Drawdown Date under the laws and flag of the Flag State relative thereto and thereafter maintain her present ownership, management, control and beneficial ownership;

(b)	Class ensure that its Vessel will maintain highest available class free of recommendations, notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of its Vessel;

(c)	Insurances ensure that all Insurances of its Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgage and in case of failure to maintain its Vessel so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Owner thereof (and in case that its Vessel remains in port for an extended period to effect port risks insurances at the cost of the Borrowers which, if paid by the Bank, shall be Expenses);

(d)	Transfer/Encumbrances not without the prior written consent of the Bank sell or otherwise dispose of its Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance (other than Permitted Encumbrances) over its Vessel (or any share or interest therein) other than Encumbrances created or to be created pursuant to the Security Documents;

(e)	Not imperil Flag, Ownership, Insurances ensure that its Vessel is maintained and trades in conformity with the laws of the Flag State relative thereto, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of its Vessel or its unencumbered (other than Permitted Encumbrances) ownership or its Insurances;

(f)	Mortgage Covenants always comply with all the covenants provided for in the Mortgage;

(g)	Charter not enter into or agree to enter into a charterparty contract of affreightment, agreement or related document in respect of the employment of its Vessel,
(i)	on demise charter for any period; or

(ii)	(without the prior written consent of the Bank) (aa) by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed eleven (11) months’ duration; or (bb) on terms whereby more than two months’ hire (or the equivalent) is payable in advance; or (cc) below the market rate prevailing at the time when its Vessel is fixed, provided, however, that the consent of the Bank shall be deemed granted if it does not respond within three (3) Banking Days from the Borrowers’ request for consent;
(h)	Assignment of Earnings assign or agree to assign otherwise than to the Bank the Earnings of its Vessel or any part thereof;

(i)	Vessel’s documents provide the Bank in respect of its Vessel with certified copies of (i) the relevant class and trading certificates and (ii) the Charterparty relative to its Vessel; and

(j)	Compliance with Environmental Laws comply with, and procure that all Environmental Affiliates of the Borrowers comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrowers obtain and comply with, all Environmental Approvals applicable to and relating to each of the Vessels, her operation or management and the business of the Borrowers from time to time and notify the Bank forthwith:
(i)	upon any Environmental Claim being or made against the Borrowers (or either of them), the Approved Manager or otherwise in connection with the Vessels (or either of them) for an amount or amounts in aggregate exceeding $300,000 or equivalent thereof in any other currency;

(ii)	any Environmental Incident (for which the aggregate of the Environmental Claims being or made in respect thereto exceeds five hundred thousand Dollars ($300,000) or equivalent thereof in any other currency, occurring and

(iii)	upon becoming aware of any Environmental Incident occurring, and keep the Bank promptly advised, in writing on such regular basis and in such detail as the Bank shall require, of the Borrowers’ response to such Environmental Claim or Environmental Incident and on such regular basis and in such detail as the Bank shall require;
8.7	Observance of Covenants— Validity of Securities — Taxes

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers will:
(a)	Use of the Loan use the Loan exclusively for the purpose specified in this Agreement;

(b)	Compliance with Covenants duly and punctually perform each of the obligations expressed to be assumed by it under this Agreement and the other Security Documents;

(c)	Payment on Demand pay to the Bank on demand any sum of money which is payable by the Borrowers to the Bank under this Agreement, but in respect of which it is not specified in any other Clause when it is due and payable; and

(d)	Evidence of Compliance upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and the other Security Document;

(e)	Validity ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(f)	Earnings ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of its Vessel shall be paid to the relevant Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the relevant Earnings Account in accordance with the provisions hereof and of the relevant Security Documents;

(g)	Taxes pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(h)	Additional Documents from time to time and within ten (10) days after the Bank’s request execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the reasonable discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Bank’s consent) have not been fulfilled prior to the drawdown of the Commitment, such conditions shall be complied with within fourteen (14) days of drawdown of the Commitment (unless the Bank agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

(i)	Covenants for the Security Parties Ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 to 8.8 which are applicable to them mutatis mutandis.
8.8	Compliance with ISM Code and ISPS Code The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, they/it will procure that the Approved Manager and any Operator:
(a)	will comply with and ensure that each of the Vessels and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period; and

(b)	immediately inform the Bank if there is any threatened or actual withdrawal of the Owner’s, the Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel owned by such Owner; and

(c)	promptly inform the Bank upon the issue to the Owner, the Approved Manager or any Operator of a DOC and to either Vessel of an SMC or the receipt by the Owner, the Approved Manager or any Operator of notification that its application for the same has been realised; and

(d)	maintain at all times a valid and current ISSC in respect of each of the Vessels, (ii) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of each of the Vessels and (iii) procure that each of the Vessels will comply at all times with the ISPS Code.
8.9	Banking operations — Liquidity — Excess Earnings

The Borrowers hereby jointly and severally undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, they will:
(a)	ensure that all banking operations in connection with the Vessels are carried out through the Bank;

(b)	ensure that at all times it will be maintained, in un-encumbranced accounts of the Borrowers and/or the Corporate Guarantor maintained with the Bank, average annual liquidity of no less than an amount equal to the following six (6) months Debt Service; and

(c)	ensure that the Borrowers on the earlier of (i) receipt by the Bank of the financial statements referred to in clause 8.1(a) and (ii) 180 days after the relevant financial year shall on the last day of each Excess Earnings Calculation Period transfer to the Reserve Account an amount equal to fifty percent (50%) of the Excess Earnings for such Excess Earnings Calculation Period until an amount of no less than $3,525,000 (Dollars Three million five hundred twenty five thousand) is deposited in the Reserve Account whereupon the obligation of the Borrowers to cause the transfer of the Excess Earnings to the Reserve Account shall cease. The Borrowers may apply amounts accumulated in the Reserve Account in prepayment of the Balloon Instalment pursuant to the provisions of Clause 4.2 and the said maximum amount of $3,525,000 shall be reduced by any amount so prepaid.
8.10	Additional Financial Covenants
(a)	The Borrowers shall ensure that, throughout the Security Period the financial condition of the Corporate Guarantor on a consolidated basis and as evidenced by the most recent annual audited Accounting Information, shall be such that:
(i)	there is maintained, at all times in accounts held in the names of the Corporate Guarantor and/or the Borrowers and/or other members of the Group or any of them cash balances of an amount at least equal 5% of the Group’s total Indebtedness as at the relevant time;

(ii)	the market value adjusted net worth of the Group is at least Sixty million Dollars ($60,000,000);

(iii)	the Total Liabilities of the Group do not exceed seventy five per cent (75%) of its market value adjusted Total Assets;

(iv)	and at all times by reference to the semi-annual unaudited and yearly audited financial statements of the Group; and

(v)	deliver to the Bank on each Semester Date a Compliance Certificate;
(b)	All accounting terms used in this clause 8.10 are to be determined on a consolidated basis in respect of the Group and (except as items are expressly included or excluded in the relevant definition or clause) are used and shall be construed in accordance with the applicable accounting principles and as determined from the latest consolidated financial statements of the Group delivered to the Bank pursuant to clause 8.1(a).

(c)	Any changes in the accounting principles for the valuation of the assets of the Corporate Guarantor must be approved beforehand by the Bank for the purposes of the financial ratios contained in this Clause 8.10.

(d)	The expressions used in this Clause 8.10 shall be construed in accordance with law and IAS as used in the Accounting Information, and for the purposes of this Agreement:

(i)	“Accounting Information” means (1) the annual audited and (2) the unaudited semi-annual financial statements to be provided by the Borrowers to the Bank in accordance with Clause 8.1(a);

(ii)	“Accounting Period” means each consecutive period of twelve (12) months falling during the Security Period (ending on the last day in December of each year) for which annual Accounting Information is required to be delivered pursuant to this Agreement; and

(iii)	“Total Assets” and “Total Liabilities” and all other accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with IAS.
9.	EVENTS OF DEFAULT

9.1	There shall be an Event of Default if:
(a)	Non-payment any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

(b)	Breach of Insurance and certain other obligations either of the Borrowers fails to obtain and/or maintain the Insurances (in accordance with the requirements of the Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers (or either of them) or any other person or either of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clauses 8.2, 8.3, 8.4 and 8.5; or

(c)	Breach of other obligations any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in Clauses 10.1(a) and 10.1 (b) above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may, at its sole discretion of the Bank, require shall not have been taken within fifteen (15) days of the Bank notifying the relevant Security Party of such default and of such required action; or

(d)	Misrepresentation any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

(e)	Cross-default any Indebtedness (relating to an amount over $300,000 or equivalent thereof in any other currency) of any Security Party is not paid when due or any Indebtedness (relating to an amount over $300,000 or equivalent thereof in any other currency) of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such

Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party ability to pay its debts as they fall due, or any guarantee given by any Security Party in respect of Indebtedness (relating to an amount over $300,000 or equivalent thereof in any other currency) is not honoured when due and called upon; or
(f)	Legal process any judgment or order made or commenced in good faith by a person against any Security Party relating to an amount over $300,000 or equivalent thereof in any other currency is not stayed or complied with within thirty (30) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonefide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

(g)	Insolvency any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)	Winding up any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)	Administration any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Bank, at its reasonable discretion, believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k)	Appointment of receivers and managers any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

(l)	Compositions any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors, provided, however, that if the Borrowers are able to provide such evidence as is satisfactory in all respects to the Bank that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)	Analogous proceedings there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 10.1(f) to (1) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or
(n)	Cessation of business any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)	Seizure all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)	Invalidity any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party’ which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)	Unlawfulness it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

(r)	Repudiation any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing repudiation of any of the Security Documents; or

(s)	Encumbrances enforceable any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

(t)	Material adverse change there occurs, in the reasonable opinion of the Bank, a material adverse change in the financial condition of any Security Party as described by the Security Parties to the Bank in the negotiation of this Agreement; or

(u)	Other related events any other event or events (whether related or not) occurs (including, without limitation, a material (in the opinion of the Bank) adverse change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of any Security Party or a Credit Support Provider) (including any such change resulting from an Environmental Incident) the effect of which is, in the opinion of the Bank, to impair, delay or prevent the due fulfillment by any Security Party or a Credit Support Provider of any of their respective obligations or undertakings contained in this Loan Agreement, the Master Agreement or any of the Security Documents; or

(v)	Arrest either Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner thereof and such Owner shall fail to procure the release of its Vessel within a period of thirty (30) days thereafter; or

(w)	Registration the registration of either Vessel under the laws and flag of the Flag State relative thereto is cancelled or terminated without the prior written consent of the Bank;

(x)	Environment the Owner fails to comply with any Environmental Law or any Environmental Approval or the Owner and/or any of its Environmental Affiliates or either Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrowers (or either of them) or any other Security Party or on the security constituted by any of the Security Documents; or

(y)	P&I either Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel owned by it is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdiction where such Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(z)	Ownership there is any change in the legal and/or beneficial ownership in the Borrowers (or either of them); or

(aa)	Total Loss either Vessel becomes a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Bank under the General Assignment within a period of one hundred eighty (180) days from the date on which the incident which may result in such Vessel being subsequently determined to be a Total Loss occurred; or

(bb)	Change of Management either Vessel ceases to be managed by an Approved Manager (for any reason other than the reason of a Total Loss or sale of such Vessel) without the approval of the Bank and the Owner thereof fails to appoint an Approved Manager prior to the termination of the relevant Management Agreement with the previous Approved Manager; or

(cc)	ISM Code (without prejudice to the generality of sub-Clause 10.1(c)) for any reason whatsoever the provisions of Clause 8.8 are not complied with and/or either Vessel ceases to comply with the ISM Code; or

(dd)	ISPS Code (without prejudice to the generality of sub-Clause 10.1(c)) for any reason whatsoever the provisions of Clause 8.8 are not complied with and/or either Vessel ceases to comply with the ISPS Code; or

(ee)	Charterparty either of the Esmeralda Charterparty and the Fortune Charterparty is terminated for any reason whatsoever prior to its contractual expiry date and the Borrowers fail to, within thirty (30) days after such termination to furnish to the Bank an acceptable to the Bank alternative employment for the relevant Vessel or alternative security; or

(ff)	Master Agreement
(i)	an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement; or

(ii)	notice of an Early Termination Date is given by the Bank under section 6(a) of the Master Agreement; or

(iii)	an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement; or

(iv)	a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) under section 6(b)(iv) of the Master Agreement; or

(v)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or
(gg)	Material events any other event occurs or circumstance arises which, in the opinion of the Bank is likely materially and adversely to affect either:
(i)	the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents; or

(ii)	the security created by any of the Security Documents; or
(hh)	Shareholdings without the prior written consent of the Bank there is any change in the legal and beneficial shareholding of any of the Security Parties from that evidenced to the Bank prior to the date of this Agreement.
9.2	Consequences of Default The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:
(a)	by notice to the Borrowers declare that the obligation of the Bank to make the Commitment or the relevant part thereof (as the case may be) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)	by notice to the Borrowers declare that the Loan and all interest and any commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrowers; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise);
9.3	Insolvency Events of Default If an event occurs in respect of the Borrowers (or either of them) or the other Security Parties of the type described in Clause 9.1(g), (i), (j), (k), (l), (o) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and the relevant

Borrower or the relevant Security Party is defending itself in bona fide proceedings and (ii) in the case that such events mentioned in Clause 9.1 relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrowers (or either of them) or the relevant Security Party to perform its respective obligations under this Agreement and/or the other Security Documents) the obligation of the Bank to make the Commitment or the relevant part thereof (as the case may be) available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-clause 9.2(b) above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by each of the Borrowers.
9.4	Multiple notices; action without notice The Bank may serve notices under Clause 9.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

9.5	Demand basis If, pursuant to Clause 9.2(b), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and any commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.6	Proof of Default It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

9.7	Exclusion of Bank’s liability Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrowers or any other Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.
10.	INDEMNITIES — EXPENSES — FEES

10.1	Indemnity The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss (including, without limitation, loss of Margin and any Break Costs) or expense which the Bank shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due; or

(b)	the occurrence of any Event of Default; or

(c)	any prepayment of the Loan or part thereof being made under Clauses 4.3, 8.4(c) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)	the Commitment not being advanced for any reason (excluding any default by the Bank) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

10.2	Expenses The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Bank on demand:
(a)	Initial and Amendment expenses all reasonable expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.4(c), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)	Mortgagees’ Insurances’ costs reimburse the Bank on demand for any and all costs incurred by the Bank (as conclusively certified by the Bank) in effecting and keeping effected a (a) a MII which the Bank may at any time effect for an amount of 120% of the aggregate of the Loan and the Swap Exposure under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank and (b) if the Bank so requires, a MAPI, which the Bank may at any time effect for an amount of 120% of the aggregate of the Loan and the Swap Exposure and upon such terms as shall from time to time be determined by the Bank, provided, however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI the insurance brokers in respect of each such Insurance; and

(d)	Other expenses any and all other Expenses;
All expenses payable pursuant to this Clause 10.2 shall be paid together with Value Added Tax (if any) thereon.

10.3	Stamp duty The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.
10.4	Environmental Indemnity The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.

10.5	Currencies If any sum due from the Borrowers (or either of them) under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers (or either of them) or any other Security Party, as the case may be, or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6	Maintenance of the Indemnities The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers (or either of them) or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrowers (or either of them) under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

10.7	Communications Indemnity It is hereby agreed in connection with communications that:
(a)	Express authority is hereby given by each of the Borrowers to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, telex, cable or by email, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)	The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the telex and fax numbers mentioned in Clause 15.1 or any other telex usually used by it or its managing company.

(c)	Each of the Borrowers hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.

(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile or telex), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by each of the Borrowers, save in case of Bank’s gross misconduct.

(e)	The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Bank will be indemnified in full pursuant to this Clause save in case of Bank’s gross misconduct, save for the Bank’s gross negligence and wilful misconduct

(f)	The Bank shall have the right to ask each of the Borrowers to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrowers (or either of them) for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrowers (or either of them) for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrowers (or the relevant Borrower) or by any of their/its authorised representative(s).

(g)	It is undertaken by each of the Borrowers to safeguard the function and the security of the electronic and mechanical appliance(s) such as telex(es), fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code world list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. Each of the Borrowers shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrowers (or either of them) to comply with the obligations under this Clause and/or this Agreement.
10.8	Arrangement Fee
(a)	The Borrowers shall pay to the Bank on the date hereof, an arrangement fee of $70,000 (Seventy thousand Dollars).

(b)	The fee referred to in this Clause 10.8 shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced.
11.	SECURITY, APPLICATION, SET-OFF AND ACCOUNTS

11.1	Securities As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists, on the Drawdown Date, of:
(a)	each Mortgage duly registered over the relevant Vessel through the Registry;

(b)	the Charterparty Assignments;

(c)	the General Assignments;

(d)	the Corporate Guarantee;

(e)	the Accounts Pledge Agreement;

(f)	the Master Agreement Security Deed; and

(g)	the Approved Manager’s Undertaking.
11.2	Maintenance of Securities It is hereby undertaken by the Borrowers that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.3	Application of funds All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Bank in the following manner:
(a)	Firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the other Security Documents or any of them at the time of application;

(b)	Secondly in or towards payment of any default interest;

(c)	Thirdly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

(d)	Fourthly in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;

(e)	Fifthly in or towards repayment of the Loan whether the same is due and payable or not; and

(f)	Sixthly in or towards payment of the Master Agreement Liabilities; and

(g)	Seventhly the surplus (if any) shall be paid to the Borrowers or to whomsoever else shall be entitled to receive such surplus.
11.4	Set off
(a)	Express authority is hereby given by each of the Borrowers to the Bank without prejudice to any of the rights of the Bank at law, contractually or otherwise, at any time after a Default has occurred and without notice to the Borrowers:
(i)	to apply any credit balance standing upon any account of the Borrowers (or either of them) with any branch of the Bank (including, without limitation, the Earnings Accounts, the Retention Account and the Reserve Account) and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrowers (or either of them) under this Agreement and/or any of the other Security Documents;
(ii)	in the name of each of the Borrowers and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of each of the Borrowers with the Bank.
(b)	For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.

(c)	Without prejudice to its rights hereunder and/or under the Master Agreement, the Bank may at the same time as, or at any time after, any Default under this Agreement or the Borrowers’ default under the Master Agreement, set off any amount due now or in the future from the Borrowers (or either of them) to the Bank under this Agreement against any amount due from the Bank to the Borrowers (or either of them) under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set off under this clause 11.4(c) shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Agreement.

(d)	The rights conferred on the Bank by this Clause 11.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Bank by the Master Agreement. Each of he Borrowers acknowledges that the Bank shall be under no obligation to make any payment to the Borrowers (or either of them) under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Potential Event of Default, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement).
11.5	Earnings Accounts and the Retention Account
(a)	The Borrowers shall procure that all moneys payable in respect of the Earnings of each Vessel shall be paid to the relevant Earnings Account free from Encumbrances. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) no monies shall be withdrawn from the Earnings Accounts save as hereinafter provided:
(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);

(ii)	second: during each month of the Security Period (but by no later than, in the case of the first such month, the date falling thirty (30) days after the Drawdown Date and, in the case of each subsequent month, the same date of that month), the Borrowers shall cause to be transferred from the Earnings Accounts to the Retention Account of the aggregate amount of the Earnings of the Vessels received in the Earnings Accounts during the preceding month:

aa)	one sixth (1/6th) of the amount of the Repayment Instalment specified in Clause 4.1 falling due for payment on the next following Repayment Date; and

bb)	the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.
The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrowers at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be six (6) except in the case of an Interest Period of less than six (6) months, in which case the denominator shall be the number of months comprised in such Interest Period; and

(iii)	thirdly: any balance shall be freely available to the Borrowers to be used for any purpose not inconsistent with the Borrowers’ other obligations under the Loan Agreement.
(b)	If the aggregate amount of the Earnings of the Vessels received in the Earnings Accounts is insufficient in any month for the required transfer to be made from the Earnings Accounts to the Retention Account in accordance with Clause 11.5(a), the Borrowers shall make up the amount of such insufficiency on demand from the Bank, but, without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 11.5(a)(ii) from the aggregate amount of such Earnings received in the next or subsequent months.

(c)	Until the occurrence of an Event of Default, which is continuing (or an event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default), the Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the provisions of Clause 5.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the Repayment Instalment specified in Clause 4.1 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrowers’ obligations to pay such repayment instalment or interest (as the case may be) then due under this Agreement.

(d)	Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account. Such interest shall, provided that the foregoing provisions of this Clause 11.5 shall have been complied with and provided that no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrowers.

(e)	Nothing herein contained shall be deemed to affect the absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a manner or postponement thereof.

(f)	The Borrowers will comply with any written requirement of the Bank from time to time as to the location or re-location of the Earnings Accounts and the Retention Account (or any of them) and will from time to time enter into such documentation as the Bank may reasonably require in order to create or maintain in favour of the Bank a Security Interest in the Earnings Accounts and the Retention Account, all at cost and expense of the Borrowers.

(g)	The Borrowers hereby jointly and severally covenant with the Bank that the Earnings Accounts, the Retention Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Earnings Accounts (or either of them) other than in favour of the Bank.

(h)	Each Earnings Account shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which each of the Borrowers hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrowers).

(i)	Each of the Borrowers hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Retention Account.

(j)	After the occurrence of an Event of Default, which is continuing, the balance (if any) including any accrued interest standing to the credit of the Earnings Accounts and the Retention Account (or any of them) shall be applied in accordance with the provisions of Clause 11.3.

(k)	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Retention Account and/or the Earnings Accounts (or either of them) shall be released and paid to the Borrowers or to whomsoever else may be entitled to receive such balance.
12.	UNLAWFULNESS, INCREASED COSTS

12.1	Unlawfulness If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2	Change of circumstances If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrowers declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Bank pursuant to the terms of the notice.
12.3	Increased Cost If, as a result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Bank allocates capital resources to its obligations hereunder and those (“Basel II”) which shall replace, amend and/or supplement the provisions set out in the statement (as in effect as of the date of this Agreement) of the Basle I committee on banking supervision dated July 1988 and entitled “international convergence of capital measurement and capital structures” or any amendatory or substitute agreement thereof, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) or (c) any other set of circumstances affecting the Bank:
(a)	the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)	subject the Bank to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)	the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.7) the Borrowers shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

12.4	Claim for increased cost The Bank will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrowers within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrowers (or either of them) under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.
12.5	Central Bank or European Central Bank reserve requirements indemnity The Borrowers shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by the Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Bank under clause 12.2.

12.6	Option to prepay If any additional amounts are required to be paid by the Borrowers to the Bank by virtue of Clause 12.3, the Borrowers shall be entitled, on giving the Bank not less than five (5) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the fifth (5th) day from the date of receipt of such notice by the Bank. Any such notice, once given, shall be irrevocable.

12.7	Exception Nothing in Clause 12.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 in addition to any payments made under Clause 5.3.

13.	ASSIGNMENT, PARTICIPATION, LENDING OFFICE

13.1	Binding Effect This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrowers and their respective successors and permitted assigns.

13.2	No Assignment by the Borrowers None of the Borrowers and any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

13.3	Assignment by the Bank The Bank may at any time (with the Borrowers’ consent, such consent not to be unreasonably withheld and the request for which shall be promptly responded to) assign, transfer, or offer participation to any other bank or financial institution, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents. Any cost of such assignment or transfer or granting participation shall be for the account of the Bank.

13.4	Documentation If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13 each of the Borrowers undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrowers shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. Each of the Borrowers hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.
13.5	Disclosure of information The Bank may, without the consent of the Borrowers but subject to prior consultation with the Borrowers, disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers as the Bank shall consider appropriate if the Bank first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Borrowers to keep secret and confidential and, not without the prior written consent of the Borrowers, disclose to any third party any of the information, reports or documents supplied by the Bank provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:
(a)	in relation to any proceedings arising out of this Agreement or the other Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.
In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Bank or the Borrowers.

13.6	Change of Lending Office The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.

14.	MISCELLANEOUS

14.1	Cumulative Remedies The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

14.2	Waivers No failure, delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers (or either of them), nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
14.3	Integration of Terms This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the commitment letter dated 3rd July, 2007 (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

14.4	Amendments This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

14.5	Invalidity of Terms In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of the relevant part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

14.6	Inconsistency of Terms In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.

14.7	Language and genuineness of documents
(a)	Language All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

(b)	Certification of documents Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as it will be acceptable to the Bank at the sole discretion of the Bank.

(c)	Certification of signature Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.
14.8	Further assurances Each of the Borrowers undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

14.9	Conflicts In the event of any conflict between this Agreement and any of the other Security Documents, and the provisions of this Agreement shall prevail.

14.10	Process of personal data The Bank may, with the consent of the Borrowers (and each of the Borrowers hereby expressly gives such consent to the Bank) to communicate for process (in the meaning of law 2472/97) the Borrowers’ personal data contained in this Agreement, the Security Documents or any of them, in the Earnings Accounts, the Retention Account, the Reserve Account and in any other account in its name held with the Bank and any accounts in the Borrowers’ name kept with the Bank at any relevant time to an inter-banking database record called “Teiresias” for the exclusive use of the banks and financial institutions. Each of the Borrowers is entitled at any relevant time to revoke its consent given hereunder by prior written notice to the registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

14.11	Third Party rights No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15.	NOTICES AND OTHER MATTERS

15.1	Notices Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall.
(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.7 by fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a fax, at the time of dispatch as per transmission report (provided in either case that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:
(i)	if to be sent to any Security Party, to:

c/o Newfront Shipping S.A.,

83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Fax No.: +30210 4288503 Attention: Chief Financial Officer
(ii)	in the case of the Bank at:

EFG EUROBANK ERGASIAS S.A., 83 Akti Miaouli and Flessa Street, Piraeus GR 185 38, Greece Fax No.: (+30) 210 4587877 Attention: The Manager
or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
15.2	Process Agent Mr. George Livanos, presently c/o Newfront Shipping S.A., 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, is hereby appointed by each of the Borrowers as agent to accept service (hereinafter “Process Agent”) upon whom any judicial or extrajudicial process in Greece may be served (including but without limitation any documents initiating legal proceedings in Greece) and any notice, request, demand payment order, announcement of claim, any enforcement process in Greece or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

15.3	Confidentiality
(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)	Each of the Borrowers acknowledges and accepts that the Bank may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to each of the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)	Each of the Borrowers acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to each of the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure would be useful or appropriate for the interests of the Bank or otherwise and each of the Borrowers expressly authorises any such disclosure and delivery.
(d)	Each of the Borrowers acknowledges and accepts that the Bank may be prohibited to disclosing information to each of the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.
16.	APPLICABLE LAW AND JURISDICTION

16.1	Law This Agreement shall be governed by and construed in accordance with English Law.

16.2	Submission to Jurisdiction
(a)	For the exclusive benefit of the Bank, each of the Borrowers agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrowers (or either of them) or any of its assets may be brought in the English Courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Saville & Co. currently located at One Carey Lane, London EC2V 8AE, England (Attn: Richard Saville), or their successors to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings and irrevocably undertakes to maintain such an agent in England acceptable to the Bank, provided however, that each of the Borrowers further agrees that in the event that (i) Messrs. Saville & Co. (or any other agent appointed by the Borrowers in substitution of Messrs. Saville & Co. and acceptable to the Bank) close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against the Borrowers (or either of them) in England may be served upon Messrs. The Law Debenture Corporate Services Limited, currently located at Fifth Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on each of the Borrowers, and each of the Borrowers hereby further agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Bank, in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporation Ltd., is not feasible or may be insufficient under the Laws of England, then the Borrowers, within five (5) days after written notice from the Bank, shall appoint a substitute Process Agent for English Proceedings acceptable to the Bank and if the Borrowers fail to make such appointment within the said five days period, the Bank may appoint such substitute Process Agent for English Proceedings and the Bank is hereby irrevocably authorised to effect such appointment on each Borrower’s behalf. The appointment of the Process Agent for English Proceedings shall be valid and binding on the parties hereto and to the other Security Parties from the date notice of such appointment is given by the Bank to the Borrowers in accordance with Clause 15.1.

(b)	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers (or either of them) in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
(c)	The parties further agree that subject to Clause 16.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrowers (or either of them) may have against the Bank arising out of or in connection with this Agreement and each of the Borrowers hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.
16.3	Proceedings in any other country If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgement or order obtained in an English court shall be conclusive and binding on each of the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

16.4	In this Clause 16 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
Grand Esmeralda Inc.,	)	/s/ Michail Livanos

of Liberia, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
Grand Fortuneship Inc.,	)	/s/ Michail Livanos

of Liberia, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law

SIGNED by	)
Mr. Athanassios Doudoulas and	)	/s/ Athanassios Doudoulas

Mrs. Stavroula Ydreou	)	Attorney-in-Fact
for and on behalf of	)
EFG Eurobank Ergasias S.A.	)	/s/ Stavroula Ydreou

in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Street Piraeus, Greece
	Occupation:	Attorney-at-law

SCHEDULE 1
Form of Drawdown Notice
(referred to in Clause 2.2)
To:	EFG Eurobank Ergasias S.A. 83 Akti Miaouli and Flessa Street, Piraeus GR 185 37, Greece (the “Bank”)
[●] October, 2007
Re:	US$32,000,000 Loan Agreement dated [●]October, 2007 made between (A) Grand Esmeralda Inc., of Liberia and Grand Fortuneship Inc., of Liberia (the “Borrowers”) and (B) the Bank (the “Loan Agreement”).
We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of ($32,000,000) (Thirty two million Dollars) on [●] October, 2007 and we select a first Interest Period in respect of the Loan of [●] months/terminating on [●]. The funds should be credited to ([●][●] [name and number of account] [●]) with [●], New York, USA.
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawing of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr. Michael Livanos	)
for and on behalf of	)
GRAND ESMERALDA INC.,	)

of Liberia, in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Michael Livanos	)
for and on behalf of	)
GRAND FORTUNESHIP INC.,	)

of Liberia, in the presence of:	)	Attorney-in-Fact

SCHEDULE 2
Form of Compliance Certificate
To:	EFG Eurobank Ergasias S.A.

From:	Grandunion Inc.
Date [●] 200[ ]
Re:	US$18,500,000 loan agreement dated [●], 2007 (the “Loan Agreement”) made between (1) Grand Esmeralda Inc. and Grand Fortuneship Inc. (as Borrowers) and (2) EFG Eurobank Ergasias S.A. (as Lender).
Dear Sirs
We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrowers’ undertakings in the Loan Agreement set out in clause 8 are being fully complied with and, in particular, by reference to the latest [audited][unaudited] financial statements, management accounts and all other current relevant information available to us on a consolidated basis:
i)	the amount maintained as at the date hereof in accounts held in the names of the Borrowers (or either of them) and/or the Corporate Guarantor and/or other members of the Group as cash balances is $[●], which is at least equal 5% of the Group’s total Indebtedness as at the relevant time;

ii)	the market value adjusted net worth of the Group is [●]; and

iii)	the ratio of market value adjusted Total Assets to Total Liabilities of the Group is [●] :
2.	no Default has occurred;

3.	appendix 1 hereto contains a comprehensive list of all Group Members as at the date hereof and the jurisdictions in which they are incorporated and an up-to-date corporate structure chart for the Group;

4.	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all required authorisations have been obtained and are in full force and effect; and
[State any exceptions/qualifications to the above statements]

[Attach list of current Group Members and current corporate structure chart]
Yours faithfully,

GRANDUNION INC.

By		By

	[Chief Financial Officer]		Director:
[Director:]